Paddy Field Lease Contract

The Leaser (hereinafter referred to as Party A): Wang Duqiang (ID No.:23022519610213181X)
The Leasee (hereinafter referred to as Party B): Qiqihar Fuer Agronomy Inc.
Signed at: Office of Fuer Agronomy Inc.

1.
Location and area of paddy field hereunder: The paddy field leased to Party B by Party A is located near Wulian on Changjigang Branch of Chahayang Farm (see the attached map). Party A holds use certificate for the field to be leased herein. The estimated area of the paddy field is 4500 Mus (3 square kilometers). The actual area of the paddy field shall be subject to actual measurement by the two parties.

2.	Lease Term: The lease term shall be 12 years, starting on January 1, 2011 and ending on December 31, 2022.

3.	Price and Amount: The lease price of the paddy field herein shall be 0.35 Yuan per square meter per year, totaling 12.6 million Yuan for 12 years.

4.	Payment: Party B shall pay to Party A the total amount of 12.6 million Yuan before December 15, 2010.

5.	On state subsidy for quality seeds: Party A shall make sure that the original state subsidy for quality seeds which is 50 000 Yuan shall belong to Party B.

6.
Party A’s obligations: After Party B receives use certificate for the paddy field, Party A shall make sure that the field will not be leased to another party, there is no disputes over the field, and infrastructure within the land shall be intact and belong to Party B. Party A shall drill another 10 wells with diameter of 0.4 meter for Party B, and bring electricity transformers and three-core cables to the new wells to ensure that Party B will not miss farming season.

7.
Liabilities for breach of contract: If Party A breaches the Contract, Party A shall return all of the lease fees paid by Party B and make a one-time compensation to Party B based on Party B’s actual loss. If Party B breaches the Contract, Party B shall make a one-time compensation to Party A based on Party A’s actual loss caused by Party B.

8.
Disputes settlement: All disputes arising from the performance of this contract should be settled through negotiations. Should no settlement be reached through negotiations, both parties may bring an action in the People’s Court at the place where Party B resides.

This Contract is executed in three counterparts, each party holding one counterpart with same effects.

This Contract shall come into effect upon signed by both parties.

Party A: Wang Duqiang
November 11, 2010
Representative of Party B: Zhang Li
November 11, 2010